Filed Pursuant to Rule 424(b)(3)

Registration No. 333-169131

Prospectus Supplement #2

(to prospectus dated October 20, 2010)

20,242,500 Shares

This prospectus supplement relates solely to the resale or other disposition by the selling stockholders identified in this prospectus of up to an aggregate of 20,242,500 shares of common stock consisting of (i) 13,495,000 shares of common stock and (ii) 6,747,500 shares of common stock issuable upon the exercise of warrants. You should read this prospectus supplement in conjunction with the prospectus dated October 20, 2010, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading “Selling Stockholders” in the prospectus is amended by adding the information below with respect to a selling stockholder not previously named in the prospectus:

Name of Selling Stockholder (1)	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering	Percent of Class Beneficially Owned After the Offering
OTA LLC(2)(3)	216,494	216,494	—	—

(1)	Information regarding the selling stockholder may change from time to time. Any such changed information will be set forth in supplements if and when necessary.
(2)	The number of shares beneficially owned prior to the offering and being offered under this prospectus represent a warrant to purchase 216,494 shares of common stock that OTA LLC purchased from Nanocap Fund, L.P., who is included in the table appearing under the heading “Selling Stockholders” in the prospectus.
(3)	Ira M. Leventhal is the natural person who exercises voting and investment control over the securities owned by OTA LLC. OTA LLC is a registered broker-dealer. The address of OTA LLC is One Manhattanville Road, Purchase, NY 10577.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 21, 2012.